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                                                                   EXHIBIT 99.1





           Unitrin, Inc. to Expense Stock Options beginning in 2003

CHICAGO (BUSINESSWIRE) -- April 10, 2003 - Unitrin, Inc. (NYSE:UTR) announced today that beginning with the first quarter of 2003, it will expense stock options granted to employees and directors using the "prospective" method under Statement of Financial Accounting Standards ("SFAS") No. 123 as amended by SFAS No. 148.

Under this method, Unitrin will expense the fair value of all employee and director stock options granted after January 1, 2003. Unitrin expects that the after tax expense associated with expensing stock options for 2003 will be approximately $1.6 million or $0.03 per share.
Historically, Unitrin had applied Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no significant compensation cost has been recognized for its stock option plans prior to 2003.

This press release contains forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "forecast(s)," "plan(s)," "intend(s)," "expect(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Unitrin assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this press release.

Unitrin's subsidiaries are engaged in three businesses: property and casualty insurance, life and health insurance, and consumer finance. Additional information about Unitrin is available for viewing by visiting its website (www.unitrin.com).

CONTACT:        Unitrin, Inc.
                Edward J. Konar, 312-661-4930
                Investor.relations@unitrin.com